Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-282732) of our report dated April 14, 2025, except for Notes 13 and 14, as to which the date is March 27, 2026 with respect to the consolidated financial statements of BOXABL Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Fort Lauderdale, FL

March 27, 2026